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                                                                    Exhibit 99.a

                        RONSON'S RESPONSE TO MOST RECENT
              LICHTENSTEIN/STEEL PARTNERS MISLEADING PRESS RELEASE
              ----------------------------------------------------


Somerset, NJ - January 20, 2005 - Ronson Corporation (NASDAQ SmallCap RONC) - Ronson Corporation today issued the following statement in response to Warren Lichtenstein/Steel Partners II press release of January 19, 2005.

Steel Partners, in its most recent press release, says that the recent ruling by the U.S. Court of Appeals for the Third Circuit "is crystal clear and speaks for itself". We agree, but Ronson points out that once again, Lichtenstein/Steel Partners seeks to mislead Ronson shareholders and investors by suggesting that the federal lawsuit was resolved on the merits. What the Court of Appeals said, in pertinent part, was that "Ronson's complaint is time-barred" under the relevant federal statutes.

Not content with again attempting to mislead the public, Lichtenstein goes on to continue his vicious personal attacks upon Louis V. Aronson II, Ronson's President. These attacks are particularly outrageous when considered against the backdrop of actions by Lichtenstein/Steel Partners, as alleged in various pending filings by Ronson Corporation in the Superior Court of New Jersey. Such filings contain, among other things, claims essentially similar to the federal claims that were deemed to be time-barred. In the pending Superior Court lawsuit, Ronson is seeking specified declaratory and injunctive relief under the New Jersey Shareholder Protection Act, as well as monetary damages based on allegations of loss, disruption and damage to Ronson Corporation, its business relationships and image as a consequence of various alleged wrongful acts by Lichtenstein/Steel Partners and undisclosed affiliates, including but not limited to:

     A. Lichtenstein/Steel Partners' surreptitious and unlawful accumulation of at least 17.69% of the common stock of Ronson Corporation.

     B. Lichtenstein/Steel Partners' interference and attempted interference with the efforts of Ronson Corporation to establish an ongoing relationship with Ronson plc, England, owners of the rights to the "Ronson" name in various countries outside of North America.

     C. Lichtenstein/Steel Partners' false and misleading accusations in press releases and securities law filings that Ronson Corporation is poorly managed, notwithstanding at least one private indication by Lichtenstein/Steel Partners group to the contrary.

     D. Lichtenstein/Steel Partners' filing of a derivative lawsuit, without support in fact or law, in order to facilitate the scheme of Lichtenstein/Steel Partners of acquiring control of Ronson, thereby distracting the management of Ronson Corporation, and causing Ronson Corporation to expend undue time and resources.


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It is ironic that Lichtenstein purports to march under the banner of "higher corporate governance," in view of his own track record. For example, Lichtenstein/Steel Partners deregistered Gateway Industries after gaining control, effectively eliminating various reporting requirements under securities laws, including Sarbanes-Oxley obligations.

Ronson's shareholders have consistently supported the Company's management throughout the seven years of Lichtenstein/Steel Partners' attacks. The time is long overdue for Lichtenstein to stop wasting the Company's resources and to cease attacks upon Ronson and malicious interference with the conduct of the Company's business.

                                      -30-

COMPANY CONTACT:
Daryl K. Holcomb
732-469-8300